EXHIBIT 99


                     N / E / W / S   R / E / L / E / A / S / E


April 1, 2002


FOR IMMEDIATE RELEASE

FIRST MERCHANTS CORPORATION ANNOUNCES COMPLETION OF MERGER WITH LAFAYETTE BANCORPORATION

Effective April 1, 2002, First Merchants Corporation of Muncie, Indiana, successfully completed its previously announced merger with Lafayette Bancorporation, Lafayette, Indiana. Lafayette Bancorporation's wholly owned subsidiary, Lafayette Bank and Trust Company, has become the second largest affiliate of First Merchants Corporation, as well as the western anchor for the family of nine individually chartered banking companies located in north-central and east-central Indiana.

Conditions of the merger call for shareholders of Lafayette Bancorporation to receive approximately 2,773,059 shares of First Merchants Corporation common stock and $50,866,560 in cash in exchange for their shares of Lafayette Bancorporation common stock. Michael L. Cox, President and CEO of First Merchants, said "we had hoped and anticipated that the Corporation would be successful in putting approximately 40% of the consideration of this transaction in cash. Remarkably, the shareholders of Lafayette elected very close to 40% in cash and 60% in stock. This ratio validates all of our pro forma analysis and permits us to honor the wishes of the former Lafayette shareholders." On a combined basis, as of December 31, 2001, the two partners will now comprise $2.6 billion in assets, $1.9 billion in loans outstanding, $2.04 billion of customer deposit funds, and total equity capital of $244 million. The transaction will use the purchase method of accounting and the results of Lafayette's operations for the last three quarters of 2002 will be included in First Merchants' operations for 2002.

Two sitting directors of Lafayette Bancorporation have been invited to join the First Merchants Corporation Board and will be elected at its next regularly scheduled meeting. They are Mr. Richard A. Boehning, a prominent Lafayette attorney, and Mr. Robert T. Jeffares, the retired Chief Financial Officer of Great Lakes Chemical in Lafayette. Additionally, Mr. Robert J. Weeder, President and CEO, will be elected a Senior Vice President of First Merchants Corporation.

Mr. Weeder commented as follows. "Working with First Merchants Corporation has truly been a pleasure from the first day we talked. It is easy to see how they have succeeded in growing their family of fine community banks. Our merger with them brings enhanced liquidity to our shareholders, the capability to serve even larger customers based on our combined capital strength, and a geographic diversification to other parts of the state of Indiana - always a consideration as we address economic shifts within our market. We look forward to growing our companies together in the future."


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Mr. Cox remarked, "Lafayette Bank and Trust has a long history of excellent performance. It is the largest community banking organization in a very attractive growth market area. Bringing Lafayette Bank and Trust into the First Merchants family results in a natural extension of our company's geographic reach, and we are extremely pleased to have such an exemplary partner."

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. Along with Lafayette Bank and Trust, its other subsidiaries include First Merchants Bank in Delaware and Hamilton Counties, Madison Community Bank in Madison County, First United Bank in Henry County, Union County National Bank (with offices in Union, Fayette, Wayne, and Butler (OH) Counties), The Randolph County Bank, First National Bank of Portland in Jay County, Decatur Bank & Trust Company in Adams County, and Frances Slocum Bank (with offices in Wabash, Howard, and Miami Counties). The Corporation also operates First Merchants Insurance Services, a full-service property casualty, personal lines, and healthcare insurer, headquartered in Muncie, Indiana, and is a majority member of Indiana Title Insurance Company, LLC, a title insurance agency.

First Merchants Corporation's common stock is traded over-the-counter on the NASDAQ National Market System under the symbol FRME and is rated A+ by Standard & Poor's Corporation. Quotations are carried in daily newspapers and can be found on the company's Internet web page (http:/www.firstmerchants.com). Eleven brokerage firms make a market in First Merchants Corporation stock: Midwest Research First Tennessee; Keefe, Bruyette & Woods, Inc.; Knight Securities, L.P.; Herzog, Heine, Geduld, Inc.; Howe Barnes Investments, Inc.; Sandler O'Neill & Partners; NatCity Investments, Inc.; Sherwood Securities Corp.; Spear, Leeds & Kellog; RBC Capital Markets; and Stifel, Nicolaus & Company, Inc.

Questions may be directed to:

         Mr. Brian Edwards
         Vice President of Shareholder Relations
         First Merchants Corporation
         200 East Jackson Street
         Muncie, IN  47305-2814
         Telephone:  765/741-7278